Exhibit 99.1

Repligen Corporation
41 Seyon Street
RepliGen	Building #1, Suite 100
Waltham, Massachusetts 02453
Telephone: 781-250-0111
FOR IMMEDIATE RELEASE	Telefax: 781-250-0115

CONTACT:

Laura Whitehouse

VP Market Development

(781) 419-1812

Repligen Reports Fourth Quarter and Fiscal Year 2009 Financial Results

WALTHAM, MA – June 11, 2009 – Repligen Corporation (NASDAQ: RGEN) today reported results for the fourth quarter and fiscal year 2009, ended March 31, 2009. Total revenue for fiscal year 2009 was $29,362,000 compared to total revenue of $19,296,000 for fiscal year 2008 ended March 31, 2008, an increase of $10,066,000 or 52%. Total revenue for the year was comprised of Protein A product revenue, and royalty and other revenue. Product revenue for the year was $14,529,000 and royalty and other revenue was $14,833,000, comprised primarily of royalty payments from Bristol-Myers Squibb on the U.S. sales of Orencia® (abatacept) and grant revenue from the Muscular Dystrophy Association.

Operating expenses for fiscal year 2009 were $25,482,000 compared to $23,574,000, exclusive of the net gain of $40,170,000 from the settlement of our litigation with ImClone Systems, for fiscal year 2008. This increase in operating expenses of $1,908,000 was primarily the result of increased spending associated with advancement of our Phase 3 clinical trial of RG1068 for pancreatic imaging, initiation of our Phase 2b clinical trial of RG2417 for bipolar depression, and increased research and development expenses associated with our preclinical HDAC inhibitor program for Friedreich’s ataxia. These increases in spending were partially offset by reductions in legal and other selling, general and administrative expenses.

Net income for the year was $5,746,000 or $0.18 per diluted share, compared to a net gain for fiscal year 2008 of $37,107,000 or $1.18 per diluted share. Net income for fiscal year 2008 includes a one time net gain of $40,170,000 from the settlement of our litigation with ImClone Systems. Cash, cash equivalents and marketable securities as of March 31, 2009 were $63,961,000 compared to $60,589,000 as of March 31, 2008.

“During the past year we have maintained a strong cash position and continued to advance our product development programs despite the global financial turmoil,” stated Walter C. Herlihy, President and Chief Executive Officer of Repligen Corporation. “Over the next twelve months, we will continue to execute on our strategy to build a sustainable business through investment in the acquisition and development of innovative products that deliver significant value to patients, customers and our shareholders.”

Total revenue for the fourth quarter of fiscal year 2009 was $4,594,000 compared to $3,301,000 for the same period in fiscal year 2008, an increase of 39%. Operating expenses for the fourth quarter of fiscal year 2009 were $7,809,000, compared to $7,165,000 for the same period in fiscal year 2008. Net loss for the fourth quarter 2009 was $2,693,000 or $0.09 per diluted share compared to a net loss of $3,198,000 or $0.10 per diluted share in the same period in fiscal year 2008.

Corporate Update

RG1068 for Imaging of the Pancreas

We are currently enrolling patients in a Phase 3 clinical trial of RG1068, synthetic human secretin, designed to assess the ability of RG1068 in combination with magnetic resonance imaging (MRI) to improve the detection of pancreatic duct abnormalities compared to MRI alone. Detailed visual assessment of the pancreatic ducts is important in the diagnosis and treatment of diseases such as acute and chronic pancreatitis. This study is being conducted at approximately 30 clinical sites within the U.S. and Canada and will enroll approximately 250 patients. We have made steady progress on enrollment and plan to complete this trial by the end of the year. The FDA has granted this program Fast Track Designation, a process designed to facilitate the development and expedite the review of drugs that treat serious diseases and fill an unmet medical need. There are more than 300,000 MRI procedures conducted in the U.S. and Europe each year that could benefit from the use of RG1068.

RG2417 for Bipolar Disorder

We are currently enrolling a Phase 2b clinical trial of RG2417, an oral formulation of uridine, in patients with bipolar depression. This is a multi-center, randomized, double-blind, placebo-controlled clinical trial in which approximately 150 patients with bipolar depression will receive either RG2417 or a placebo twice a day for eight weeks. The study is designed to assess the safety and efficacy of RG2417 on the symptoms of depression as measured by the Montgomery-Asberg Depression Rating Scale (MADRS) and the Clinical Global Impression of Change in Bipolar Disorder scale (CGI-BP-C). The design of the ongoing study is based on the positive results of a Phase 2a study in which 83 patients received either RG2417 or a placebo twice a day for six weeks. Over the six-week treatment period, the study demonstrated a statistically significant improvement in the symptoms of depression in the patients receiving RG2417 when compared to placebo on the MADRS (p=0.01) and the CGI-BP-C (p=0.04). In March, Repligen exclusively licensed worldwide rights to a patent application from McLean Hospital for the use of uridine in the treatment of patients with bipolar disorder. If issued, the patent would remain in force until at least 2025. More than two million adults in the U.S. have bipolar disorder.

HDAC Inhibitors for Friedreich’s Ataxia and Huntington’s Disease

We are currently developing inhibitors of histone deacetylases (HDACs) for the treatment of inherited neurodegenerative diseases such as Friedreich’s ataxia and Huntington’s disease. Preclinical studies have shown that HDAC inhibitors have the potential to arrest disease progression in Friedreich’s ataxia, a novel approach to treating this debilitating disease. We have identified several potential clinical candidates and are further characterizing these leads in animal models for their pharmacologic, toxicologic and pharmacodynamic profiles.

Bioprocessing Business

Repligen has supplied recombinant Protein A products, a consumable used in the manufacture of therapeutic monoclonal antibodies, to the biopharmaceutical industry for more than 20 years. This past year, Repligen was the first company in North America to receive certification for its business continuity management system, which is designed to ensure an uninterrupted supply of products to our customers. In addition, we received ISO 9001:2000 certification for our quality management to demonstrate that our operations meet the high quality standard which has global acceptance within the industry.

Quarterly Conference Call

Repligen will host a conference call and webcast on Thursday, June 11th at 10:00 a.m. EDT, to review financial results. This call can be accessed via Repligen’s website at www.repligen.com or by calling (800) 295-4740 for domestic calls and (617) 614-3925 for international calls. Participants must provide the following passcode: 30164372.

About Repligen Corporation

Repligen Corporation is a biopharmaceutical company focused on the development of novel therapeutics for neurological disorders. In addition, we are the world’s leading supplier of recombinant Protein A, the sales of which partially fund the advancement of our development pipeline while supporting our financial stability. Repligen’s corporate headquarters are located at 41 Seyon Street, Building #1, Suite 100, Waltham, MA 02453. Additional information may be requested from www.repligen.com.

REPLIGEN CORPORATION

STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended March 31,		Year ended March 31,
	2009	2008	2009	2008
Revenue:
Product revenue	$2,557,655	$3,136,577	$14,528,916	$18,587,376
Royalty and other revenue	2,036,100	164,200	14,832,605	708,905

Total revenue	4,593,755	3,300,777	29,361,521	19,296,281

Operating expenses:
Cost of product revenue	1,341,874	1,303,054	5,685,577	6,160,245
Cost of royalty and other revenue	269,745	—	1,091,297	—
Research and development	4,644,799	2,357,696	12,771,573	7,240,812
Selling, general and administrative	1,552,871	3,504,362	5,933,090	10,173,400
Net gain from litigation settlement	—	—	—	(40,170,000)

Total operating expenses	7,809,289	7,165,112	25,481,537	(16,595,543)

Income (loss) from operations	(3,215,534)	(3,864,335)	3,879,984	35,891,824
Investment income	374,816	668,480	1,895,706	2,051,258
Interest expense	(676)	(1,744)	(2,963)	(9,097)

Income (loss) before income taxes	(2,841,394)	(3,197,599)	5,772,727	37,933,985
Income tax (benefit) provision	(148,156)	—	26,699	827,471

Net income (loss)	$(2,693,238)	$(3,197,599)	$5,746,028	$37,106,514

Earnings (loss) per share:
Basic	$(0.09)	$(0.10)	$0.19	$1.20

Diluted	$(0.09)	$(0.10)	$0.18	$1.18

Weighted average shares outstanding:
Basic	30,697,818	31,064,483	30,957,957	30,834,491

Diluted	30,961,807	31,064,483	31,290,233	31,320,997

	March 31, 2009	March 31, 2008
Balance Sheet Data:
Cash, cash equivalents and marketable securities*	$63,960,564	$60,589,054
Working capital	50,234,803	49,831,376
Total assets	73,754,742	68,839,707
Long-term obligations	82,398	143,043
Accumulated deficit	(113,857,261)	(120,576,820)
Stockholders’ equity	69,123,431	64,106,854

*	does not include restricted cash

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding current or future financial performance and position, management’s strategy, plans and objectives for future operations, plans and objectives for product development, plans and objectives for present and future clinical trials and results of such trials, plans and objectives for regulatory approval, litigation, intellectual property, product development, manufacturing plans and performance such as the anticipated growth in the monoclonal antibody market and our other target markets and projected growth in product sales, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: the success of current and future collaborative relationships, the market acceptance of our products, our ability to compete with larger, better financed pharmaceutical and biotechnology companies, new approaches to the treatment of our targeted diseases, our expectation of incurring continued losses, our uncertainty of product revenues and profits, our ability to generate future revenues, our ability to raise additional capital to continue our drug development programs, the success of our clinical trials, our ability to develop and commercialize products, our ability to obtain required regulatory approvals, our compliance with all Food and Drug Administration regulations, our ability to obtain, maintain and protect intellectual property rights for our products, the risk of litigation regarding our intellectual property rights, our limited sales and manufacturing capabilities, our dependence on third-party manufacturers and value added resellers, our ability to hire and retain skilled personnel, our volatile stock price, and other risks detailed in Repligen’s filings with the Securities and Exchange Commission. Repligen assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.